Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Juniper Industrial Holdings, Inc. on Amendment No. 2 to Form S-1 , File No. 333-234264, of our report dated September 10, 2019, which includes an explanatory paragraph as to Juniper Industrial Holdings, Inc.’s ability to continue as a going concern, with respect to our audit of the financial statements of Juniper Industrial Holdings, Inc. as of August 29, 2019 and for the period from August 12, 2019 (inception) through August 29, 2019, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

November 4, 2019